EXHIBIT 5


                                CHARLES CLAYTON
                                ATTORNEY AT LAW
                           527 Marquette Avenue South
                             Minneapolis, MN 55402
                                 (612) 338-3738
                               Fax (612) 338-7508


                                 August 23, 1999


Cool Can Technologies, Inc.
21700 Oxnard Street, Suite 1550
Woodland Hills, CA

Gentlemen:

         I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

         1. The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.

         2. The shares have been duly authorized, and, when issued and delivered, will be validly issued, fully paid and nonassessable and free from preemptive rights, will be without cumulative voting rights and will conform to the description in the Prospectus.

         3. There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court or governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

         I consent that this opinion be filed as an exhibit to the Registration Statement, and to the use of my name in the Registration Statement under the caption "Legal Matters."


                                       Cordially,

                                       /s/ Charles Clayton

                                       Charles Clayton